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Transcript of Second Quarter Earnings Conference Call, 9:00 a.m. on July 30, 2003

Operator

Good day, ladies and gentlemen. Welcome to the I-many incorporated Q2 earnings conference call. At this time all participants are in a listen-only mode. My name is Mike and I will be your conference coordinator today. If you require assistance press star followed by zero and a conference coordinator will be happy to assist you. As a reminder, this conference is being recorded. I would like to turn the program over to your host for today’s conference, Mr. Casey Faiman with I-many Investor Relations.

Casey Faiman - I-many Inc.—Director of IR

Thanks Mike. Good morning and thank you for participating in today’s conference call to discuss I-many’s second quarter results. With us today are A. Leigh Powell, President and CEO of I-many and Kevin Harris our Chief Financial Officer. If you do not have a copy of the earnings release in front of you and would like one, please call 207-228-2443 and a copy will either be e-mailed or faxed to you. Alternatively, the earnings real estate is available on the I-many web site at www.Imany.com. This call is also being web cast at the I-many web site. Following management’s comments, we will open up the call for questions. Before I continue, I would like to just take a moment to read the Safe Harbor statement to you. The matters that we will be discussing today other than historical information consist of forward-looking statements that involve risks and uncertainties. For example, statements regarding our anticipated financial results and our business performance in future periods are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that can cause actual results to differ materially. These risks and uncertainties include the timely closing of the Neoforma transaction, and the timely development of our products, enhancements and other initiatives. For discussion of these and additional risks and uncertainties, you should refer to today’s press release, our form 10K for year ended December 31, 2002 and our other filings that we make from time to time with the Securities and Exchange Commission, including the sections in those documents containing risk factors. I-many undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof. Also during this call we will be referring to non-GAAP financial measures. These non-GAAP measures are not prepared in accordance with generally accepted accounting principals. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available at the investor relations section of our web site at www.Imany.com under the heading financial releases. I would like to remind everyone that this call will be available for replay beginning today at ten A.M. eastern time, 7:00 A.M. Pacific till August 6, 2003 at midnight eastern, 9:00 Pacific at 888-286-8010 domestically or 617-801-6888 internationally. The access code for this replay is 96243685. In addition, following the conclusion of this call, a rebroadcast will be available at the Investor Relations section of the I-many web site which again can be accessed at www.Imany.com. I would now like to turn the call over to A. Leigh Powell, president and CEO of I-many.

A. Leigh Powell - I-many Inc.—President and CEO

Casey, thank you very much. Good morning, and thank you for joining us today to discuss I-many’s Q2 2003 financial results. In addition to the Q2 financial review, I will use this call to further discuss I-many’s announced intention to restructure in order to sharpen focus in broad opportunity of enterprise contract management or ECM across myriad industries and market segments. We will also devote time to present an operating model for the restructured company and including second half guidance. But let’s first review results for the second quarter. Total revenue for the quarter was $10.2 million including $7 million from the Life Science business unit and $3.2 million from the industry solutions business unit. The average sales price per transaction was $308,000, well within management’s guidance of $250,000 to $350,000 and included deals sales with companies such as Abbott Labs, Ranbaxy Pharmaceuticals, Otsuka, Novartis, GlaxoSmithKline, Shire, Eisai, Honeywell and others. In comparison to the first quarter of 2003, Life Science revenue increased by $580,000 or 9% while IS revenue increased by $1.5 million to 31%. Based on these numbers it is clear that the Life Science business unit is not only stabilized but in fact begun to grow, a trend supported by current Q3 forecast and pipeline activity. Total IS revenue for the first half of 2003 of $7.91 million is higher than $7.85 million in IS revenue achieved in year earlier period.

Pipeline continues to grow in the IS group, particularly in the area of Sarbanes-Oxley compliance and contract compliance management in general. New pricing options for customers which we will discuss further in a discussion of the operating model are also receiving favorable reaction by prospects and are expected to attribute to closing business in third quarter and beyond. Regarding cash balances, ended Q2 with total balance of slightly under $28 million. This amount is below prior guidance given the timing of late closing Q2 license transactions and very strong start to Q3 license business. We believe $29 to $30 million was a realistic goal by the end of Q3. Kevin Harris will review financial metrics in greater detail later in this call. In consideration of the questions addressed in investor call last week I believe it will be useful to emphasize several points related to the proposed transactions between I-many and Neoforma. It is paramount that investors understand how this transaction will impact I-many’s ability to utilize its’ products and intellectual property and I-many’s access to specific vertical markets and I-many’s future potential in the Life Sciences industry.

Addressing the first topic of products and intellectual product and markets, I-many will be unrestricted in the sale, extension, modification or any other use of any products or intellectual property ever developed by the company in any market other than what has been defined as life sciences. In other words, I-many can sell any existing product or service or future product or service in any other market other than Life Science. This is a significant point of differentiation in comparison to a transaction where the sale includes all assets a company or portion of a company. In this case, I-many is relinquishing only ability to sell certain products in a defined industry segment. We are not relinquishing our ability to sell or utilize developed products or intellectual product in any other venue. Listeners to this call can read more on this topic by referencing a document filed by I-many with the SEC on 7/22. Further, the potential agreement with Neoforma covers only the following products: Government Pricing, I-many Contract Marketplace, Incentives and Royalty Manager, Validata, and a number of CARS add-ons, including CARS Reporting, CARS Connectors, CARS Rebate Manager, Reporting, CARS Rebate Manager Connector, I-many Connector for SAP and Analytics. As described above, I-many will have the ability to sell each of these products and the accompanying intellectual product into all other markets. Other products including Contract Manager, Rebate Connector, Compliance Manager, Collections and Deductions will be available to Life Sciences customers through reseller agreement between I-many and Neoforma. This agreement is three years in duration after which I-many retains the right of direct sale or the selection of additional resellers. Finally it is useful to understand the definition of Life Sciences market to fully understand I-many’s obligations within this segment. The definition of the Life Science market in the agreement includes health care providers, including but not limited to acute care hospitals, physicians, pharmacies and clinical laboratories or subdivision of an entity which sell directly or through third parties services or supplies used in direct patient treatment including without limitation pharmaceutical and medical/surgical manufacturers and distributors, health care group purchasing organizations, pharmacy benefit managers, health care contract research organizations and healthcare bio-technology and healthcare biologically oriented nanotechnology companies, medical research laboratories, those entities and any division, department or subdivision of an entity which supplies medical equipment to health care providers and those entities in any division, department or other subdivision of an entity which sell directly or through third parties, services or supplies used in billing for or the reimbursement of the treatment of illness, injury, or disease. Based on this definition, it is clear that I-many retains the right to pursue opportunities within companies or divisions of companies whose scope of operations extend beyond this definition.

Moving to a discussion of the forward operating model following the close of transaction, I-many’s initial total quarterly expense rate including cost of sales is estimated to be $4.5 million after transitioning through the third quarter or $18 million on a yearly basis. To lend perspective to this model assuming flat non-life science service revenues of Q2 of 2003, it would be necessary for I-many to generate approximately $9 million of license and subscribe revenue annually to achieve break even on cash operating basis. Regarding the revenue model, I-many recently began offering customers the opportunity to purchase products and services on a subscription basis. Our forward model assumes that approximately 25% of transactions will be subscriptions rather than traditional licenses. This approach will serve to reduce revenues in a period which transaction occurs which would conversely make future period revenues far more predictable. Based on this model and current pipeline activity we anticipate reaching break-even in first half of 2004 and have simultaneously established a floor for our cash and equivalent of $38 million prior to reaching profitability. Accordingly, revenue for continued operations for the second half of 2003 is currently projected to be in range of $6 to $8 million with an accompanying loss of $1.5 to $3.5 on a cash basis. We believe this conservative approach to managing ongoing business will be well received by I-many customers to further solidify our information financially capable information of ECM solutions in the market, as well as the only public company in its category. With that I will turn the call over to Kevin Harris, our CFO.

Kevin Harris - I-many Inc.—CFO

Thanks, Leigh. Good morning and thanks again for joining us today. Total revenue for the second quarter was $10.2 million as compared with $14.6 million in Q2 2002. License revenue was $3.9 million in the second quarter of 2003 as compared with $8.1 million in Q2 2002 representing a 52% decrease from Q2 2002. License revenues represented 38% of total revenues for the quarter as compared with 55% of total revenues for Q2 2002. Revenue from services decreased marginally from $6.5 million to $6.3 million from Q2 2002 to Q2 2003. I-many continues to see strength in both our professional services area as well as our recurring maintenance and support revenue stream as indicated by the strong services line. Revenue outside of health care was approximately 32% for Q2 and 37% for the six months ended June 30, 2003 above our prior guidance of 30 plus%. As Leigh mentioned, we’re restructuring to focus on the broad opportunities of ECM across myriad industries and believe this measures further re-enforces our belief in the large opportunity presented in the enterprise contract management space. As a frame of reference, it should be noted that total non-health care revenues as a percentage of total revenues have increased from approximately 5% in 2000 to 20% in 2001 and 32% for 2002.

Cost of sales was $3.9 million in Q2 2003 as compared with $4.1 million in Q2 2002 and $3.7 million in Q1 2003. Costs of sales is driven primarily by service costs. The $170,000 decrease in cost of sales versus this quarter last year is in line with the $149,000 decrease in service revenues. Gross profit for the second quarter of 2003 was $6.3 million or 62% of total revenue as compared with $10.4 million or 72% in Q2 2003 or 67% for Q1 2003. This reduction in gross margins for the second quarter resulted primarily from the previously mentioned reduced levels of license revenue which generally yields a higher gross margin than service revenue. We continue to examine ways to improve our gross margins including increased utilization amongst our professional services staff. Total operating expenses excluding non-cash warrant charges, depreciation, and amortization of intangible assets and restructuring and asset write downs were $10.2 million in Q2 2003 and $11.5 million in Q2 2002. This is also sequentially down from $10.3 million in Q1 2003 representing a reduction from Q1 2003 of $154,000.

Sales and marketing expenses decreased by 20% to $4.3 million from sales and marketing expenses of $5.3 million in Q2 2002 and decreased by 2% from sales and marketing expenses of $4.3 million in the first quarter 2003. The first quarter 2003 sales and marketing expense excludes $795,000 warrant charge associated with the warrant granted in connection with the amendments to the company’s strategic relationship with Procter & Gamble. Sales force head count reductions enacted over the past two quarters as well as reduced commissions on lower license revenues and well managed discretionary marketing expenditures contributed to the decline in sales and marketing expenses.

Research and development expenses decreased 5% to $4.3 million in Q2 2003 from $4.6 million in Q2 2002 and remain flat when compared with the first quarter 2003. With this level of R&D spending we were able to deliver a new version of CARS RN as well as significant new capabilities for I-many Contract Manager, Collections Manager, Deductions Manager, and Compliance Manager. We also continue development of our next generation framework in a soon to be released Contract Advisor product.

General and administrative expenses decreased 3% to $1.6 million in Q2 2003 versus $1.6 million in Q2 2002 and decreased 5% from $1.7 million for Q1 2003. The decrease in G&A from a year ago is due to reduced head count. The reduction from last quarter’s due to reduced legal expenses. We expect G&A expenses to decrease further after the completion of the sale of the Health and Life Sciences business.

EBITDA or earnings before interest taxes depreciation and amortization for the second quarter was a loss of $3.9 million compared to an EBITDA loss of $1.1 million for the same period in 2002 and EBITDA loss of $2.9 million in Q1 2003. Our pro forma results for the second quarter of 2003 exclude costs associated with the impairment of goodwill and acquired intangible assets of $16.8 million, non-cash amortization of purchased intangible of $663,000 and restructuring and other charges resulting primarily from the closing of our Chicago office of $368,000. A review of the carrying value of intangibles and other long-lived assets was triggered by plan and pending sales of our Life Sciences business. Pro forma figures for the quarter ended June 30, 2002, exclude costs associated with amortization of purchased intangibles of $1.3 million.

The pro forma net loss for the second quarter 2003 was $4.3 million or 11 cents per share compared with pro forma net loss of $1.6 million or 4 cents per share for Q2 2002. In the second quarter of 2003, the Company recorded the following charges as previously announced: impairment of goodwill and acquired intangible assets totaling $16.8 million. As previously mentioned, a review of the carrying value of goodwill and other intangible was triggered by plan to sell our life science business. The impairment charges related to the value of the goodwill and intangibles associated with I-many’s acquisitions of ChiCor Information Management and BCL vision and are reflective of our continued focus in the enterprise contract management space. Amortization of purchased intangibles totaling $663,000 and $368,000 restructuring charge primarily associated with the closing of our Chicago office and the consolidation of office space.

Including all the above charges, I-many’s net loss on a GAAP basis was $22.1 million or 55 cents per share for the second quarter 2003 compared with a GAAP loss of $2.9 million or 7 cents per share for Q2 2002. We ended the second quarter with $27.8 million in total cash including restricted cash of $1.2 million primarily related to capital lease financing obligations. Our cash balance during the quarter was affected by $1 million earn out payment to NetReturn shareholders. While this cash balance falls below previous guidance as Leigh mentioned it is sufficient to fund working capital needs and we expect to be back in the range of a $29 to $30 million cash balance by the end of Q3. Capital expenditures for the quarter totaled approximately $204,000. We expect to continue a conservative capital expense run rate through the remainder of 2003. Our DSOs stood at 98 days at June 30, 2003, as compared with 97 days of December 31, 2002, and 86 days at March 31, 2003. The increase in DSO resulted from several large deals signed at quarter end without corresponding cash receipts. We will continue to aggressively pursue collections this quarter to working toward bringing DSO’s back within the guided range. We still expect that I-many’s DSO’s going forward to be within our previously guided range of between 85 and 90 days in 2003.

From quarter to quarter deferred revenues decreased to $6.7 million as compared with $7.4 million at March 31, 2003, due to the recognition of prepaid and previously deferred professional services revenues. Year-over-year deferred revenues decreased by approximately $120,000 from $6.8 million to $6.7 million. Our head count stood at 298 representing a decrease from head count of 360 at December 31, 2002, and 320 as of March 31, 2003. This resulted primarily from the rationalization of our sales organization as well as our examination of increased operational efficiencies in other areas. On June 30 we had 28 commissionable sales professionals as compared with 49 at December 31, 2002 and 36 March 31, 2003. Given the pending sales of our Life Sciences business as well as the new operating model Leigh described, we will continue to prioritize our operating investments to make the necessary changes to keep our costs aligned with our revenues and future prospects. We’re committed to returning to positive EBITDA as quickly as possible without compromising future growth. We believe this approach will best allow us to take advantage of the mid and long term opportunities in the ECM marketplace. Now I would like to turn this call back over to Leigh.

A. Leigh Powell - I-many Inc.—President and CEO

Kevin, thanks very much. In summary I am pleased at the opportunity to further explain and discuss I-many’s strategy to focus on the broad ECM opportunity and this accompanying economic model that provides a clear path to profitability and predictability of future periods. I look forward to further discussions with valued investors, customers, and employees as we work with leadership in market for great potential for growth. It will now be my pleasure to address any questions you may have.

Operator

Ladies and gentlemen, if you wish to ask a question, please press “Star 1” on your telephone. If your question has been answered or you wish to withdraw your question, please press “Star 2”. Questions will be taken in the order they are received. Again, please press “Star 1” to an ask a question. Please stand by for first question.

QUESTION AND ANSWER

Operator

Our first question comes from Michele Whelan with Morgens Waterfall. Please proceed.

Michele Whelan - Morgens Waterfall—Analyst

Hi, Leigh. A few questions. Could you tell us how many deals were in the quarter – any deal size of over a million — and could you break the number of deals in the industry segment, please.

A. Leigh Powell - I-many Inc.—President and CEO

We will give you the deal counts just a second. We will russell that up for you. In the neighborhood of I don’t want to say but Kevin will look it up.

Kevin Harris - I-many Inc.—CFO

There were 13 deals during the quarter and none of those deals were over a million dollars.

Michele Whelan - Morgens Waterfall—Analyst

Okay. And how many were in Life Sciences?

A. Leigh Powell - I-many Inc.—President and CEO

A couple of them are actually divisions so you have to figure out how to split them up.

Michele Whelan - Morgens Waterfall—Analyst

Assuming the Neoforma split would you have gotten credit either way, Life Sciences or industrial?

A. Leigh Powell - I-many Inc.—President and CEO

I am looking through the list right now. Of the 13, it looks like 10 and 3 split.

Michele Whelan - Morgens Waterfall—Analyst

10 Life Sciences?

A. Leigh Powell - I-many Inc.—President and CEO

Yes.

Michele Whelan - Morgens Waterfall—Analyst

Okay. And then just to go over the second half, the guidance that you gave, you didn’t come through clear. I didn’t get all the numbers. Could you just go over that once again because it is very important and the pro forma what your expectation was on that.

A. Leigh Powell - I-many Inc.—President and CEO

Sure. We said that the expenses rate would be in the neighborhood of 4.5 per quarter and then we said in the second half that the license and subscription revenue numbers for industry solutions group should be in the $6 to $8 million range.

Kevin Harris - I-many Inc.—CFO

Michele we didn’t specifically talk about expenses for Q3 but our expense level for Q3 will probably be slightly higher and if you look at the total loss that’s projected for that period it actually assumes an expense rate of about $9.5 million for the second half.

Michele Whelan - Morgens Waterfall—Analyst

I see. And just so you are expecting in the industrial – industry division to go from $3 million in revenues in the second quarter to roughly $7 million in the third quarter.

Kevin Harris - I-many Inc.—CFO

The $7 million was for the half.

Michele Whelan - Morgens Waterfall—Analyst

For the half. I see. 6 to 8 for the half. So three.

A. Leigh Powell - I-many Inc.—President and CEO

That was for license, yes. License and subscribtion numbers.

Michele Whelan - Morgens Waterfall—Analyst

That’s flat license.

A. Leigh Powell - I-many Inc.—President and CEO

License, subscriptions and services are 6 to 8 million for the second half of this year.

Michele Whelan - Morgens Waterfall—Analyst

Will you issue pro forma guidance for the number of deals, the average deal size just for the industry division since that will be the core company going forward so we can have some kind of perspective?

A. Leigh Powell - I-many Inc.—President and CEO

We will. We’re working on the model because it now includes subscription so probably have to work up a number that includes or excludes subscription deals so that you get a better feel for what the size of an average license deal might be versus, you know, somebody who’s planning on a quarterly or yearly basis in a term base agreement, the subscription the number going to be different. We’ll work up a model for that and we will get a better idea coming out of this quarter I think.

Michele Whelan - Morgens Waterfall—Analyst

How many sales people do you have dedicated to the industry division?

A. Leigh Powell - I-many Inc.—President and CEO

Ten.

Michele Whelan - Morgens Waterfall—Analyst

I see, ten people? And how is that changed from December and the year ago?

A. Leigh Powell - I-many Inc.—President and CEO

I don’t have the December numbers in front of me but we brought the total number down Kevin had mentioned it in his piece from approximately 40 or so from the beginning of the year to the 20 something we mentioned at the end of last.

Michele Whelan - Morgens Waterfall—Analyst

In the just that’s going to be the core business going forward?

A. Leigh Powell - I-many Inc.—President and CEO

Yep. I’m just looking through the notes here. I don’t have the break out in front of me, Michele, of what it was by industry segment. I just have the total number so we will have to get that.

Michele Whelan - Morgens Waterfall—Analyst

Okay, and just a reason to go to a subscription model.

A. Leigh Powell - I-many Inc.—President and CEO

It is not a complete subscription model. As I said current the target is about 25% of deals on a going forward basis and really the reason is market conditions. It seems to be gaining acceptance in certain areas and we’ve heard the request a number of times from customers and it’s something we think we need to satisfy. Some people have a propensity to want to do that because they don’t have capital expenditures really at their disposal — other companies have capital so they are not interested in the subscription model. They are interested in owning the license. I think it has been the mix of what we are seeing in the market and we are reacting to it.

Michele Whelan - Morgens Waterfall—Analyst

What would be the economics to a customer as opposed to how much cheaper would it be on a —.

A. Leigh Powell - I-many Inc.—President and CEO

Actually ends up being more expensive over the term but allows them to treat it as an expense, number one, from a budgeting perspective and, number two, they get to stretch the payments out, so to speak.

Michele Whelan - Morgens Waterfall—Analyst

I see. I’ll let somebody else talk.

A. Leigh Powell - I-many Inc.—President and CEO

Okay. Thank you.

Operator

Once again, ladies and gentlemen, if you wish to ask a question, please press star 1. Again, “Star 1” to ask a question. Okay. There are no further questions at this time, Mr. Powell. Please proceed.

A. Leigh Powell - I-many Inc.—President and CEO

Very good. With that, I’d like to thank everybody for joining us on the call today. Once again, thank you for your continued interest in I-many. I look forward to speaking with you on our next regularly scheduled earnings call. Thanks very much.

Operator

This concludes your conference call. Thank you for your participation today. You may now disconnect.